EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated April 11, 2008, with respect to the Statements of Assets to Be Acquired and Statements of Net Revenues and Direct Expenses of the Optical Platform Division, incorporated by reference in the Registration Statements (Form S-8 Nos. 333-27507, 333-37306, 333-36445, 333-39547, 333-60816, 333-45827, 333-118074, 333-118076, 333-132317, and 333-132318; and Form S-3 Nos. 333-949011, 333-87753, 333-65526, 333-71791 and 333-42514) and included in the Current Report (Form 8K/A) of Emcore Corporation.

Ernst & Young, LLP

/s/ Ernst & Young, LLP

San Jose, California
May 5, 2008